Exhibit 99.l

1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

October 25, 2021

Board of Trustees, MainStay CBRE Global Infrastructure Megatrends Fund 51 Madison Avenue New York, NY 10010

Re:	MainStay CBRE Global Infrastructure Megatrends Fund
(File Nos. 333-255283 and 811-23654)

Ladies and Gentlemen:

We have acted as counsel for MainStay CBRE Global Infrastructure Megatrends Fund (the “Fund”) and are familiar with the Fund’s registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, the “Registration Statement”). The Fund is organized as a statutory trust under the laws of the State of Delaware.

We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion, and we are familiar with the Fund’s Declaration of Trust and its By-Laws.

Based upon the foregoing, we are of the opinion that the Fund’s shares proposed to be sold pursuant to the Registration Statement, when they are made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the shares of the Fund, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Fund.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm, as counsel to the Fund, in the Statement of Additional Information forming a part of the Registration Statement and in any amended versions thereof, until such time as we revoke such consent. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP